LONGTOM PROPERTY

PROPERTY OPTION AGREEMENT

Dated July 2, 2004

Between:

ALBERTA STAR DEVELOPMENT CORP.

and:

FRONTEER DEVELOPMENT GROUP INC.

INDEX

GRANT OF OPTION                                                             2

OPTION ONLY                                                                 4

EXERCISE OF OPTION - ROYALTY INTEREST                                       4

TRANSFER OF TITLE                                                           4

RIGHT OF ENTRY                                                              5

REPRESENTATIONS AND WARRANTIES OF THE OPTIONOR                              5

REPRESENTATIONS AND WARRANTIES OF Fronteer                                  7

COVENANTS OF THE OPTIONOR                                                   8

COVENANTS OF Fronteer                                                       9

TERMINATION                                                                10

INDEPENDENT ACTIVITIES                                                     11

CONFIDENTIALITY OF INFORMATION                                             11

ARBITRATION                                                                12

DELAYS                                                                     12

ASSIGNMENT - RIGHT OF FIRST REFUSAL                                        13

NOTICES                                                                    14

GENERAL TERMS AND CONDITIONS                                               15

SCHEDULE "A": The Underlying Agreements

SCHEDULE "B": The Property

SCHEDULE "C": The Joint Venture Material Terms

LONGTOM PROPERTY

PROPERTY OPTION AGREEMENT

THIS AGREEMENT is made as of the 2nd day of July, 2004,

BETWEEN:

Alberta Star Development Corp., a company duly incorporated under the laws of the Province of Alberta and having an address at 200 — 675 West Hastings Sheet, Vancouver, B.C. V6B 1N2

(hereinafter referred to as the "Optionor")

OF THE FIRST PART,

AND:

Fronteer Development Group Inc., a company incorporated under the laws of the Province of British Columbia and having an address at 1640 — 1066 West Hastings Street, Vancouver, British Columbia V6E 3X1

(hereinafter referred to as "Fronteer")

OF THE SECOND PART,

RECITALS

WHEREAS the Optionor has previously entered into two written option agreements dated February 12, 1998 and November 14, 2002 (the "Underlying Agreements"), set out in Schedule "A" attached hereto and made a part hereto;

AND WHEREAS the Optionor is the recorded owner, with the option to acquire a 100% beneficial interest in certain mineral claims, subject to a 2% net smelter return royalty, situated in the Bear Province, NWT, and all rights and interests appurtenant thereto, more particularly described in Schedule "B" attached hereto and made a part hereof (hereinafter collectively called the "Property");

AND WHEREAS the Optionor has agreed to grant to Fronteer an option to purchase all of the Optionor's interest in and to the Property;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements herein contained and subject to the terms and conditions hereafter set out, the parties hereto agree as follows:

1. GRANT OF OPTION

1.01 The Optionor, in consideration of the sum of $10, the receipt and sufficiency of which is hereby acknowledged, hereby grants to Fronteer the exclusive right and option (the "Option") to acquire a 75% interest in and to the Property and all of the Optionor's rights, licences and permits appurtenant thereto or held for the specific use and enjoyment thereof by paying to the Optionor the sum of $15,000 cash and by incurring $500,000 in "Exploration Expenditures" (as hereinafter defined), to be respectively paid to the Optionor and incurred by Fronteer as follows:

(a) the sum of $5,000 to be paid to the Optionor within 10 business days following the execution and delivery of this agreement (which sum the Optionor agrees has been paid); and

(b) the additional sum of $3,000 to be paid to the Optionor on or before October 27, 2004; and

(c) Exploration Expenditures of not less than $50,000 to be incurred on or before October 27, 2004; and

(d) the additional sum of $3,000 to be paid to the Optionor on or before October 27, 2005; and

(e) cumulative Exploration Expenditures of not less than $200,000 to be incurred on or before October 27, 2005; and

(f) the additional sum of $4,000 to be paid to the Optionor on or before October 27, 2006; and

(g) cumulative Exploration Expenditures of not less than $500,000 to be incurred on or before October 27, 2006.

1.02 In this agreement, "Exploration Expenditures" means all costs and expenses, however denominated, incurred by Fronteer on or in connection with the exploration and development of the Property and shall include, without limiting generality:

(a) all expenditures required to maintain the Property in good standing in accordance with the laws of the jurisdiction in which the Property is situated;

(b) all expenditures required to acquire and maintain insurance pursuant to this agreement;

(c) all expenditures made relating to reclamation, rehabilitation and protection of the environment; and

(d) a charge for overhead costs which cannot be specifically allocated, equal to 12% of all other costs and expenses.

1.03 If Fronteer fails to incur any of the Exploration Expenditures listed in paragraph 1.01 by the end of the last day on which the same was due to be incurred by reason of paragraph 1.01 or as deferred by reason of article 14, Fronteer may, at any time within 15 days of such day, make a cash payment to the Optionor in an amount equal to one half of the deficiency in the Exploration Expenditures. Any cash payment so made shall be deemed to have been Exploration Expenditures duly and properly incurred in an amount equal to the cash payment.

1.04 Fronteer shall be the operator of the Property during the earn-in phase and have the rights of entry set out in section 5.

1.05 Upon Fronteer earning a 75% interest in the Property the parties agree to enter into a joint venture agreement in substantially the form most recently published by the Continuing Legal Education Society of British Columbia and containing the material terms and conditions set out in Schedule "C". The parties agree to negotiate in good faith such terms that may be modified from such agreement in order to reflect the provisions of this agreement within 75 days of the Fronteer earning its interest in the Property. The joint venture shall come into effect without it having been executed by either Fronteer or the Optionor.

1.06 If Fronteer identifies any material defect in the Optionor's title to the Property, Fronteer shall give the Optionor notice of such defect. If the defect has not been cured within 30 days of receipt of such notice, Fronteer shall be entitled to take such curative action as is reasonably necessary, and shall be entitled to deduct the costs and expenses incurred in taking such action from cash payments otherwise due to the Optionor. If there are no such cash payments, Fronteer shall be entitled to the said costs and expenses in the calculation of Exploration Expenditures.

1.07 If any third party asserts any right or claim to the Property or to any amounts payable to the Optionor, Fronteer may deposit any amounts otherwise due the Optionor in escrow with a suitable agent until the validity of such right or claim has been finally resolved. If Fronteer deposits said amounts in escrow, Fronteer shall be deemed not in default under the agreement for failure to pay such amounts to the Optionor.

2. OPTION ONLY

2.01 This agreement represents an option only, and as Fronteer has paid to the Optionor the sum of $5,000 provided for in subparagraph 1.01(a) hereof, Fronteer shall be under no further obligation to the Optionor. No act done or payment made by Fronteer hereunder shall obligate Fronteer to do any further act or make any further payment and, except as provided herein to the contrary, in no event shall this agreement or any act done or any payment made be construed as an obligation of Fronteer to do or perform any work or make any payments on or with respect to the Property.

3. EXERCISE OF OPTION

3.01 Fronteer shall have exercised the Option and shall have acquired a 75% interest in and to the Property, by making aggregate cash payment to the Optionor of $15,000, and by having incurred cumulative Exploration Expenditures of $500,000 in accordance with subparagraph 1.01(g).

4. CONFIRMATION OF ROYALTY INTEREST AND TRANSFER OF TITLE

4.01 As required by section 6 of the Underlying Agreement dated November 14, 2002, Frontier hereby acknowledges and agrees that the Property is subject to the 2% net smelter return royalty (the "Royalty") as set out in the Underlying Agreement dated February 12, 1998, and the parties acknowledge and agree that they shall each be responsible for their prorata portion of any Royalty due and payable, based on their respective beneficial interests in the Property at that time.

4.02 Forthwith following the execution and delivery of this agreement, the Optionor shall deliver to Fronteer recordable Bills of Sale or other applicable conveyancing documentation sufficient to effect the transfer of a 100% recorded interest in and to the Property to Fronteer. Fronteer may record such documentation for administrative convenience only. Fronteer shall have the right to record a memorandum of this agreement in the public record of the applicable governmental agency.

4.02 Upon the termination of this agreement other than upon the exercise of the Option, such conveyancing documents shall be returned to the Optionor forthwith.

5. RIGHT OF ENTRY

5.01 During the currency of this agreement prior to the exercise of the Option Fronteer, its servants, agents and workmen and any persons duly authorized by Fronteer, shall have the right of access to and from and, subject to sub-paragraph 9.01(f) hereof, the exclusive right to enter upon and take possession of and prospect, explore and develop the Property in such manner as Fronteer in its sole discretion may deem advisable.

6. REPRESENTATIONS AND WARRANTIES OF THE OPTIONOR

6.01 The Optionor hereby represents and warrants to Fronteer that:

(a) it is the recorded owner, with the option to acquire a 100% beneficial interest in the Property, subject to the Royalty;

(b) the mineral claims comprising the Property have been validly located and are now duly recorded and in good standing in accordance with the laws of the jurisdiction in which the mineral claims are situated;

(c) it has full corporate power and authority to enter into this agreement, subject to TSX Venture Exchange acceptance for filing;

(d) it is a company validly existing and in goo standing under the laws of the province of Alberta and is up to date with respect to its filings with the applicable governmental corporate agency;

(e) the entering into this agreement does not conflict with any applicable laws or with its charter documents nor does it conflict with, or result in a breach of or accelerate the performance required by any contract or other commitment to which it is party or by which it is bound;

(f) subject to the terms and conditions of the Underlying Agreements, it has the exclusive right to enter into this agreement and all necessary authority to assign to Fronteer a 75% right, title and interest in and to the Property in accordance with the terms and conditions of this agreement;

(g) subject to the terms and conditions of the Underlying Agreements, including the Royalty as defined therein, it has the exclusive right to receive 100% of the proceeds from the sale of minerals, metals, ores or concentrates removed from the Property and no person, firm or corporation is entitled to any royalty or other payment in the nature of rent or royalty on such materials removed from the Property or is entitled to take such materials in kind;

(h) subject to the terms and conditions of the Underlying Agreements, the Property is free and clear of all liens, charges and encumbrances;

(i) reclamation and rehabilitation of those parts of the Property which have been previously worked by the Optionor, if any, have been properly completed in compliance with all applicable laws and the Optionor hereby covenants and agrees to save Fronteer harmless from and against any loss, liability, claim, demand, damage, expense, injury or death arising out of or in connection with the operations or activities which were carried out on the Property by the Optionor prior to the date of this agreement;

(j) to the best of its knowledge and belief after having made reasonable enquiry, reclamation and rehabilitation of those parts of the Property which have been previously worked by persons other than the Optionor, if any, have been properly completed in compliance with all applicable laws by such other persons, or if not so completed, the Optionor has used its best efforts to mitigate the damage to the environment resulting from such previous work;

(k) without limiting the generality of subparagraphs 6.01(i) and (j), to the best of the Optionor's knowledge, its contractors, if any,

   (i) have operated the Property and have at all times received, handled, used, stored, treated, shipped and disposed of all environmental or similar contaminants in strict compliance with all applicable environmental, health or safety laws, regulations, orders or approvals, and

   (ii) have removed from and off the Property all environmental or similar contaminants;

(l) to the best of the Optionor's knowledge there are no orders or directions relating to environmental or similar matters requiring any work, repairs, construction or capital expenditures with respect to the Property and the conduct of the business related thereto, nor has the Optionor received any notice of such;

(m) to the best of the Optionor's knowledge no hazardous or toxic materials, substances, pollutants, contaminants or wastes have been released by the Optionor's contractors into the environment, or deposited, discharged, placed or disposed of at, on or near the Property as a result of the contractor's operations carried out on the Property;

(n) to the best of the Optionor's knowledge

   (i) no notices of any violation or apparent violation of any of the matters referred to in subparagraphs 6.01(j) through 6.01(m) relating to the Property or its use have been received by the Optionor and

   (ii) there are no writs, injunctions, orders or judgments outstanding, no law suits, claims, proceedings or investigations pending or threatened, relating to the use, maintenance or operation of the Property, whether related to environmental or similar matters, or otherwise, nor, to the knowledge of the Optionor, is there any basis for such law suits, claims, proceedings or investigations being instituted or filed; and

(o) it has advised Fronteer of all of the material information relating to the mineral potential of the Property of which the Optionor has knowledge.

6.02 The representations and warranties hereinbefore set out are conditions upon which Fronteer has relied on entering into this agreement and shall survive the exercise of the Option, and the Optionor hereby forever indemnifies and saves Fronteer harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation or warranty made by it and contained in this agreement.

7. REPRESENTATIONS AND WARRANTIES OF FRONTEER

7.01 Fronteer represents and warrants to the Optionor that:

(a) it has full corporate power and authority to enter into this agreement;

(b) the entering into of this agreement does not conflict with any applicable laws or with its charter documents nor does it conflict with, or result in a breach of, or accelerate the performance required by any contract or other commitment to which it is party or by which it is bound; and

(c) it is eligible to acquire and hold mineral claims in the jurisdiction in which the Property is situated.

7.02 The representations and warranties hereinbefore set out are conditions upon which the Optionor has relied on entering into this agreement and shall survive the exercise of the Option, and Fronteer hereby indemnifies and saves the Optionor harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation or warranty made by it and contained in this agreement.

8. COVENANTS OF THE OPTIONOR

8.01 The Optionor hereby covenants with and to Fronteer that:

(a) it will, within 10 days of the execution and delivery of this agreement, provide Fronteer with all of the data and information in its possession or under its control relating to the Optionor's exploration activities on and in the vicinity of the Property;

(b) until such time as the Option is exercised or otherwise terminates, it will not deal, or attempt to deal with its right, title and interest in and to the Property in any way that would adversely affect the right of Fronteer to become absolutely vested in a 75% interest in and to the Property, free and clear of any liens, charges and encumbrances; and

(c) cooperate with Fronteer in having the Optionor's contractors and agents remove or take remedial action with regard to any materials released by them into the environment at, on or near the Property prior to the date hereof for which any removal or remedial action is required pursuant to any law, regulation, order or governmental action, provided that

   (i) no such removal or remedial action shall be taken except after reasonable advance written notice has been given to Fronteer, and

   (ii) any such removal or remedial action shall be undertaken in a manner so as to minimize any impact on Fronteer's operations on the Property;

9. COVENANTS OF FRONTEER

9.01 Fronteer covenants and agrees with the Optionor that until the Option is exercised or otherwise terminates it shall:

(a) carry out and record or cause to be carried out and recorded all such assessment work and lease payments upon the Property as may be required in order to maintain the Property in good standing at all times;

(b) keep the Property clear of liens and other charges arising from its operations thereon;

(c) carry on all operations on the Property in compliance with all applicable governmental regulations and restrictions;

(d) pay or cause to be paid any rates, taxes, duties, royalties, assessments or fees levied with respect to the Property or Fronteer's operations thereon;

(e) indemnify and hold the Optionor harmless from and against any and all liabilities, costs, damages or charges arising from the failure of Fronteer to comply with the covenants contained in this article or otherwise arising from its operations on the Property;

(f) allow the Optionor or any duly authorized agent or representative of the Optionor to inspect the Property upon giving Fronteer reasonable notice; PROVIDED HOWEVER that it is agreed and understood that the Optionor or any such agent or representative shall not interfere with Fronteer's activities on the Property and shall be at his own risk and that Fronteer shall not be liable for any loss, damage or injury incurred by the Optionor or its agent or representative arising from its inspection of the Property, however caused;

(g) allow the Optionor access at all reasonable times and intervals to all factual maps, reports, assay results and other factual technical data prepared or obtained by Fronteer in connection with its operations on the Property provided that the Optionor enters into and abides by any Confidentiality Agreements deemed necessary by Fronteer, acting reasonably; and

(h) provide the Optionor with an annual factual progress report, in writing, with respect to its operations on the Property and shall provide the Optionor with copies of any and all documents filed by Fronteer to record assessment work on the Property.

10. TERMINATION

10.01 Fronteer may terminate this agreement at any time upon giving notice thereof to the Optionor.

10.02 Notwithstanding paragraph 10.01, if Fronteer fails to make any payment or fails to do any thing on or before the last day provided for such payment or performance under this agreement, the Optionor may terminate this agreement but only if:

(a) it shall have first given to Fronteer written notice of the failure containing particulars of the payment which Fronteer has not made or the act which Fronteer has not performed; and

(b) if the notice relates to a cash payment to the Optionor, Fronteer has not made such payment within five business days following delivery of the Optionor's notice; or

(c) in every other case, Fronteer has not within 60 days following delivery of the Optionor's notice given notice to the Optionor that it has cured such failure or commenced proceedings to cure such failure by appropriate payment or performance (Fronteer hereby agreeing that should it so commence to cure any failure it will take all reasonable steps to prosecute the same to completion without undue delay).

Should Fronteer fail to deliver the notice provided for in sub-paragraph 10.02(c) within the said 60 days, this agreement shall be deemed to have terminated on the day following the last day provided for the payment or performance the failure of which by Fronteer caused the Optionor to issue the notice referred to in subparagraph 10.02(a) hereof.

10.03 Upon termination of this agreement, unless Fronteer has exercised the Option, Fronteer:

(a) shall have completed and recorded sufficient assessment work and lease payments on the Property (or paid cash in lieu thereof) to maintain the Property in good standing for a period of at least one year from the date of termination;

(b) shall deliver to the Optionor, within 60 days of the effective date of termination, copies of all factual maps, reports, assay results and other factual data and documentation relating to its operations on the Property;

(c) forfeits any and all interest in the Property hereunder and shall cease to be liable to the Optionor in debt, damages or otherwise save for the performance of those of its obligations which were not satisfied on the effective date of termination;

(d) shall vacate the Property within a reasonable time after such termination, but shall have the right of access to the Property for a period of six months thereafter for the purpose of removing its chattels, machinery, equipment and fixtures therefrom; and

(e) shall return any conveyancing documents as required by section 4.02.

11. INDEPENDENT ACTIVITIES

11.01 Except as expressly provided herein, each party shall have the free and unrestricted right to independently engage in and receive the full benefit of any and all business endeavours of any sort whatsoever, whether or not competitive with the endeavours contemplated herein without consulting the other or inviting or allowing the other to participate therein. No party shall be under any fiduciary or other duty to the other which will prevent it from engaging in or enjoying the benefits of competing endeavours within the general scope of the endeavours contemplated herein. The legal doctrines of "corporate opportunity" sometimes applied to persons engaged in a joint venture or having fiduciary status shall not apply in the case of any party. In particular, without limiting the foregoing, no party shall have an obligation to any other party as to:

(a) any opportunity to acquire, explore and develop any mining property, interest or right presently owned by it or offered to it outside the Property at any time; and

(b) the erection of any mining plant, mill, smelter or refinery, whether or not such mining plant, mill, smelter or refinery treats ores or concentrates from the Property.

12. CONFIDENTIALITY OF INFORMATION

12.01 Except as otherwise provided in this paragraph, both parties shall treat all data, reports, records and other information relating to this agreement and the Property as confidential. The text of any news release or any other public statements, other than those required by law or regulatory bodies or stock exchanges, which a party desires to make shall be sent to the other party for its comments prior to publication and shall not include references to the other party unless such party has given its prior consent in writing. The text of any disclosure which a party is required to make by law, by regulatory bodies or stock exchanges shall be sent to the other party prior to filing in order that the other party may have the opportunity to comment thereon. For all public disclosure, whether required to be made or not, any reasonable changes requested by the non-disclosing party shall be incorporated into the disclosure document.

13. ARBITRATION

13.01 If there is any disagreement, dispute or controversy (hereinafter collectively called a "dispute") between the parties with respect to any matter arising under this agreement or the construction hereof, then the dispute shall be determined by arbitration in accordance with the following procedures:

(a) the parties to the dispute shall appoint a single mutually acceptable arbitrator. If the parties cannot agree upon a single arbitrator, then the party on one side of the dispute shall name an arbitrator, and give notice thereof to the party on the other side of the dispute;

the party on the other side of the dispute shall within 14 days of the receipt of notice, name an arbitrator; and

the two arbitrators so named shall, within seven days of the naming of the later of them, name a third arbitrator.

If the party on either side of the dispute fails to name its arbitrator within the allotted time, then the arbitrator named may make a determination of the dispute. Except as expressly provided in this paragraph, the arbitration shall be conducted in Vancouver, B.C. and in accordance with the Commercial Arbitration Act (British Columbia). The decision shall be made within 30 days following the naming of the latest of them, shall be based exclusively on the advancement of exploration, development and production work on the Property and not on the financial circumstances of the parties, and shall be conclusive and binding upon the parties. The costs of arbitration shall be borne equally by the parties to the dispute unless otherwise determined by the arbitrator(s) in the award.

14. DELAYS

14.01 If any party should be delayed in or prevented from performing any of the terms, covenants or conditions of this agreement by reason of a cause beyond the control of such party, whether or not foreseeable, including fires, floods, earthquakes, subsidence, ground collapse or landslides, interruptions or delays in transportation or power supplies, First Nations land claims and blockades, strikes, lockouts, wars, acts of God, government regulation (including currency control) or interference or the inability to secure on reasonable terms any private or public permits or authorizations, then any such failure on the part of such party to so perform shall not be deemed to be a breach of this agreement and the time within which such party is obliged to comply with any such term, covenant or condition of this agreement shall be extended by the total period of all such delays. In order that the provisions of this article may become operative, such party shall give notice in writing to the other party, forthwith and for each new cause of delay or prevention and shall set out in such notice particulars of the cause thereof and the day upon which the same arose, and shall take all reasonable steps to remove the cause of such delay or prevention, and shall give like notice forthwith following the date that such cause ceased to subsist.

15. ASSIGNMENT - RIGHT OF FIRST REFUSAL

15.01 Fronteer may at any time dispose of all or any part of its interest in and to the Property and this agreement to any third party (the "Assignee') provided that the Assignee shall, immediately following such disposition, deliver to the Optionor its covenant with and to the Optionor that:

(a) to the extent of the disposition, the Assignee agrees to be bound by the terms and conditions of this agreement as if it had been an original party hereto; and

(b) it will subject any further disposition of the interest acquired to the restrictions contained in this paragraph.

15.02 If either party (the "First Party') should receive a bona fide offer from an independent third party (the "Proposed Purchaser") dealing at arm's length with the First Party to purchase all or a part of the First Party's interest in the Property or this agreement (which for certainty shall include the First Party's right to receive a Royalty, if any), which offer the First Party desires to accept, or if the First Party intends to sell all or a part of its interest in the Property or this agreement, the First Party shall first offer (the "Offer") such interest in writing to the other party (the "Second Party") upon terms no less favourable than those offered by the Proposed Purchaser or intended to be offered by the First Party, as the case may be. The Offer shall specify the price and terms and conditions of such sale, the name of the Proposed Purchaser (which term shall, in the case of an intended offer by the First Party, mean the person or persons to whom the First Party intends to offer its interest) and, if the offer received by the First Party from the Proposed Purchaser provides for any consideration payable to the First Party otherwise than in cash, the Offer shall include the First Party's good faith estimate of the cash equivalent of the non-cash consideration. If within a period of 60 days of the receipt of the Offer, the Second Party notifies the First Party in writing that it will accept the same, the First Party shall be bound to sell such interest to the Second Party (subject as hereinafter provided with respect to price) on the terms and conditions of the Offer. If the Offer so accepted by the Second Party contains the First Party's good faith estimate of the cash equivalent consideration as aforesaid, and if the Second Party disagrees with the First Party's best estimate, the Second Party shall so notify the Optionor at the time of acceptance and the Second Party shall, in suchnotice, specify what it considers, in good faith, the fair cash equivalent to be and the resulting total purchase price. If the Second Party so notifies the First Party, the acceptance by the Second Party shall be effective and binding upon the First Party and the Second Party, and the cash equivalent of any such non-cash consideration shall be determined by binding arbitration under the Commercial Arbitration Act (British Columbia) and shall be payable by the Second Party, subject to prepayment as hereinafter provided, within 60 days following its determination by arbitration. The Second Party shall in such case pay to the First Party, against receipt of an absolute transfer of clear and unencumbered title to the interest of the First Party being sold, the total purchase price which it specified in its notice to the First Party and such amount shall be credited to the amount determined following arbitration of the cash equivalent of any non-cash consideration. If the Second Party fails to notify the First Party before the expiration of the time limited therefor that it will purchase the interest offered, the First Party may sell and transfer such interest to the Proposed Purchaser at the price and on the terms and conditions specified in the Offer for a period of 60 days, provided that the terms of this paragraph, shall again apply to such interest if the sale to the Proposed Purchaser is not completed within the said 60 days. Any sale hereunder shall be conditional upon the Proposed Purchaser delivering a written undertaking to the Second Party, in form and content satisfactory to its counsel, to be bound by the terms and conditions of this agreement.

16. NOTICES

16.01 Any notice, election, consent or other writing required or permitted to be given hereunder shall be deemed to be sufficiently given if delivered or if mailed by registered air mail or by fax, addressed as follows:

In the case of the Optionor:

Alberta Star Development Corp.

200 — 675 West Hastings Street

Vancouver, British Columbia

V6B 1N2

Attention: Tim Coupland, President

Fax No.: (604) 801-5499

Fronteer Development Group Inc.

1640 —1066 West Hastings Street

Vancouver, British Columbia

V6E 3X1

Attention: Mark O'Dea, President

Fax No: (604) 632-4678

With a copy to:

Vector Corporate Finance Lawyers

Barristers and Solicitors

Suite 1040, 999 West Hastings Street

Vancouver, British Columbia

V6C 2W2

Attention: Stewart L. Lockwood

Fax No: (604) 683-2643

and any such notice given as aforesaid shall be deemed to have been given to the parties hereto if delivered, when delivered, or if mailed, on the third business day following the date of mailing, or, if faxed, on the next succeeding business day following the faxing thereof PROVIDED HOWEVER that during the period of any postal interruption in either the country of mailing or the country of delivery, any notice given hereunder by mail shall be deemed to have been given only as of the date of actual delivery of the same. Any party may from time to time by notice in writing change its address for the purpose of this paragraph.

17. GENERAL TERMS AND CONDITIONS AND PRIOR TSX VENTURE EXCHANGE APPROVAL

17.01 The parties hereto hereby covenant and agree that they will execute such further agreements, conveyances and assurances as may be requisite, or which counsel for the parties may deem necessary to effectually carry out the intent of this agreement.

17.02 This agreement shall represent the entire understanding between the parties with respect to the subject matter hereof and replaces and supersedes the letter agreement between them dated October 27, 2003. No representations or inducements have been made save as herein set forth. No changes, alterations, or modifications of this agreement shall be binding upon either party until and unless a memorandum in writing to such effect shall have been signed by both parties hereto.

17.03 The titles to the articles to this agreement shall not be deemed to form part of this agreement but shall be regarded as having been used for convenience of reference only.

17.04 The schedules to this agreement shall be construed with and as an integral part of this agreement to the same extent as if they were set forth verbatim herein.

17.05 All references to dollar amounts contained in this agreement are references to Canadian funds.

17.06 This agreement shall be governed by and interpreted in accordance with the laws in effect in British Columbia, and is subject to the exclusive jurisdiction of the Courts of British Columbia.

17.07 This agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

17.08 This agreement is subject to the prior approval of the TSX Venture Exchange, which approval the Optionor agrees to seek on a best efforts basis forthwith upon execution of this agreement.

IN WITNESS WHEREOF this agreement has been executed by the parties hereto as of the day and year first above written.

The COMMON SEAL of Alberta Star development Corp.   )     c/s

was hereunto affixed in the presence of:            )

/s/ Tim Coupland

The COMMON SEAL of Fronteer Development Group       )     c/s

Inc. was hereunto affixed in the presence of:       )

/s/

This is page 17 of that certain agreement dated July 2, 2004, between Alberta Star Development Corp. of the first part and Fronteer Development Group Inc. of the second part.

SCHEDULE "B"

470010 mE
474000 mE
410010 mE
Property Name
Property Owner
Claim No
Aryleen a Saar
150404
Marta Star
FE0403
Alberta Star
Melte Star
P591oS
Alberta Star
Alberts Star
F48174
Ahura Star
L4-r2
Cow 3
Dam I
7230000 mN
7228000 mN
7226000 mN
7224000 mN
7222000 mN
7220000 mN
2
4
kilometers
(LEN Zone I, RAMP)
070000 enk
2000 mE
074000 mE

ML 3759

SCHEDULE "C"

TO THAT PROPERTY OPTION AGREEMENT (THE "AGREEMENT") MADE AS OF July 2, 2004 BETWEEN ALBERTA STAR DEVELOPMENT CORP. OF THE FIRST PART AND FRONTEER DEVELOPMENT GROUP INC. OF THE SECOND PART

MATERIAL TERMS AND CONDITIONS OF THE JOINT VENTURE AGREEMENT

1. Each party will contribute to all costs in proportion to its percentage undivided Property interest ("Interest") from time to time.

2. All operations on and in connection with the Property shall be managed by a committee (the "Management Committee") comprising two representatives of each party. All decisions of the Management Committee shall be made by simple majority of the votes cast. The representative of a party in the Management Committee shall have such number of votes as equals such party's Interest at the time of the vote. If there is a tied vote with respect to any proposed work program, each side of the dispute shall submit its proposed program, and an independent expert shall select one of the proposed programs, based solely on the technical merits of the program. In the event of a tied vote on any other matter, the dispute shall be referred to binding arbitration.

3. All operations on and in connection with the Property shall be carried out exclusively by the "Operator". The Operator shall have the right to retain such subcontractors as it sees fit. Fronteer shall be the initial Operator and shall remain as the Operator for so long as its Interest is 50% or greater. If Fronteer's Interest is less than 50%, the party with the highest Interest shall be the Operator.

4. At the commencement of the joint venture, the parties' respective Interests and deemed exploration expenditures shall be as follows:

Party	Interest	Deemed Exploration Expenditures
Fronteer Development Group Inc.	75%	$515,000
Alberta Star Development Corp.	25%	$171,700

5. A party shall elect whether to contribute to each annual work program and budget. If a party elects not to contribute to a budget, its Interest shall be reduced, such that a party's Interest at any time shall be calculated by dividing the subject party's deemed and actual exploration expenditures by the deemed and actual exploration expenditures of all of the parties, and multiplying the resulting fraction by 100.

6. The Operator shall be entitled to include in each budget, in addition to the amounts to be actually expended, the reasonably estimated cost of satisfying continuing obligations relating to environmental protection, rehabilitation, reclamation and de-commissioning.

7. If at any time a party's Interest is reduced below 10%, it shall be deemed to have conveyed its Interest to the other party in consideration of the right to receive a royalty of 5% of Net Proceeds of Production, and it shall cease to hold any interest in the Property.

8. If a party elects to contribute to a work plan and budget, and then fails to pay an invoice in a timely manner, it shall lose its entire Interest and shall cease to be a party to the agreement.

Dated: July 2, 2004

BETWEEN:

ALBERTA STAR DEVELOPMENT CORP.

OF THE FIRST PART

AND:

FRONTEER DEVELOPMENT GROUP INC.

OF THE SECOND PART

LONGTOM PROPERTY

PROPERTY OPTION AGREEMENT

VECTOR CORPORATE FINANCE LAWYERS

Barristers & Solicitors

Suite. 1040, 999 West Hastings Street

Vancouver, B.C.

V6C 2W2

(604) 683-1102

SLL

OPTION AGREEMENT

THIS OPTION AGREEMENT is made as of the 12th day of February, 1998

BETWEEN:

MONGOLIA GOLD RESOURCES LTD., a corporation having its head office in the City of Vancouver, in the Province of British Columbia

(hereinafter called the "Optionor")

OF THE FIRST PART

ALBERTA STAR MINING CORP., a corporation having its head office in the City of Calgary, in the Province of Alberta

(hereinafter called the "Optionee")

OF THE SECOND PART

WITNESSES THAT:

WHEREAS:

(a) the Optionor is the recorded and beneficial owner of those certain mineral claims described in Schedule "A" attached hereto (the "Properties", or the "Longtom Property); and

(b) the Optionee wishes to option the Properties from the Optionor and the Optionor wishes to option the Properties to the Optionee;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto, the Optionor and the Optionee hereby agree as follows:

1. INTERPRETATION

1.1 Definitions. The following terms wherever used in this agreement shall have the meanings set forth below:

(a) Expenditures: means all costs, expenses and charges, direct or indirect, of or incidental to the Mining Operations incurred by the Optionee including, without limiting the generality of the foregoing, a charge for administrative services of the Optionee not exceeding 15% of the amount of those costs, expenses and charges, which costs, expenses and charges shall be determined in accordance with Canadian generally accepted accounting principles, in accordance with industry standards and for such Mining Operations as are acceptable for assessment credits;

(b) Minerals: means the end products derived from operating the Properties as a mine;

(c) Mining Operations: means every kind of work done on or in respect of the Properties or the product derived from the Properties during the subsistence of the Option by or under the direction of the Optionee including, without limiting the generality of the foregoing, the work of assessment, geophysical, geochemical and geological surveys, studies and mapping, investigating, drilling, designing, examining, equipping, improving, surveying, shaft-sinking, raising, cross-cutting and drifting, searching for, digging, trucking, sampling, working and procuring minerals, ores and metals, surveying and bringing any claims to lease or patent, and all other work usually considered to be prospecting, exploration, development and mining work; in paying wages and salaries of workers engaged in the work and in supplying food, lodging, transportation and other reasonable needs of the workers; in paying assessments or premiums for workers' compensation insurance, contributions for unemployment insurance or other pay allowances or benefits customarily paid in the district in the district to those workers; in paying rentals, licence renewal fees, taxes and other governmental charges required to keep the Properties in good standing; in purchasing or renting plant, buildings, machinery, tools, appliances, equipment or supplies and in installing, erecting, detaching and removing them; in mining, milling, concentrating, rehabilitation, reclamation, and environmental protections and in the management of any work which may be done on the Property or in any other respect necessary for the due carrying out of the prospecting, exploration and development work;

(d) Net Smelter Return: means the gross amount paid by smelters or purchasers for the Minerals after deducting only the charges made for smelting, treating and refining the Minerals (it being understood that mill costs, sampling charges and freight will not be deducted in computing Net Smelter Return), provided that the calculation of Net Smelter Return shall be based on the premise that productions will be developed solely on the Properties and that if other properties are incorporated in a single mining project and metals, ores or concentrates pertaining to each are not readily segregated on a practical or equitable basis, the calculation of Net Smelter Return shall be negotiated between the parties and, failing an agreement, shall be referred to an independent arbitrator, whose decision shall be final and binding on the parties;

(e) Properties: means all of the mineral claims more particularly described in Schedule "A", copies of which are attached hereto;

(f) Option Agreement: refers to and includes this agreement and every schedule attached to this agreement.

1.2 Headings. The headings of this Option Agreement and the schedules are solely for convenience of reference and do not affect the interpretation or define, limit or construe the contents of any provision of this Option Agreement.

1.3 Number and gender. Words importing the singular number shall include the plural and vice versa, words importing the neuter shall include the masculine and feminine genders, and words importing persons shall include firms and corporations and vice versa.

1.4 Governing law. This Option Agreement and the rights and obligations and relations of the parties shall be governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein. Each of the parties hereto agrees that the courts of the Province of Alberta shall have jurisdiction to entertain any action or other legal proceedings and hereby irrevocably attorns to the jurisdiction of the courts of Alberta.

1.5 Currency. All references to currency in this Option Agreement are references to lawful currency of Canada.

2. TITLE TO AND OPTION ON THE PROPERTY

2.1 Optionor's representations and warranties. The Optionor represents and warrants to the Optionee that:

(a) the Optionor has the right, power, authority and capacity to enter into and carry out its obligations under this Option Agreement and to sell, assign and transfer to the Optionee 50% of its interest in and to the Properties;

(b) the Optionor is the registered or recorded owner of a 100% interest in and to the Properties, confirmation of which is attached hereto as Schedule "B";

(c) all of the claims comprising the Properties have been validly and properly located, staked, tagged and recorded in accordance with the laws of the respective jurisdictions in which they are located;

(d) all taxes, assessments, rental, levies or other payments relating to the Properties required to be made to any federal, provincial or municipal governmental authority have been made;

(e) the Optionor has disclosed and made available to the Optionee all knowledge, information, reports, assays, test results, sample results, map and other material related to the Optionor for review by the Optionee;

(f) the Properties are in good standing and conditions on and relating to the Properties respecting all past and current operations thereon carried on by or on behalf of the Optionor are in compliance with all applicable federal, provincial and municipal laws, orders, rules and regulations as they may apply to and affect environmental matters, waste disposal and storage and pollution control standards;

(g) the Properties ((including all ores, concentrates, minerals, metals or products in, on or under the Properties) or which may be removed or extracted therefrom) and the Optionor's interest therein are free and clear of any and all liens, charges, claims, encumbrances, mortgages, hypothec, agreements, adverse claims (including, without limitation, any order or judgement relating to the Properties or any legal proceedings in process, pending or threatened which might result in any such order of judgment, royalties or other payments in the nature of a rent or royalty, or other interests of whatsoever nature or kind, recorded or unrecorded;

(h) the Optionor has not received from any governmental authority any notice of, or communication relating to, any actual or alleged breach of any environmental laws, regulations, policies or requirements and there are no outstanding work orders or action required to be taken relating to environmental matters respecting the Properties or any operations carried out thereon;

(i) none of the execution or delivery hereof nor the performance by the Optionor of its obligations hereunder will cause default under, or conflict with, any provisions of any agreements to which the Optionor is a party;

(j) the Optionor is not a non-resident for the purposes of the Income Tax Act (Canada).

2.2 Grant of Option to earn interest. The Optionor grants to the Optionee the sole and immediate working right and option with respect to the Properties upon the Payment Date (as hereinafter defined) to earn 50% of the Optionor's interest in the Properties (the "Option"), subject the terms and conditions of this Option Agreement. This right and option may be exercised in the manner referred to in paragraph 2.3. Concurrent with the execution of this Option Agreement, the Optionor shall deliver the Optionee a conveyance in proper registrable form in favour of the Optionee of 50% of the Optionor's interest in the Properties, duly executed by the Optionor, to be held in trust by the solicitors for the Optionee for the purposes of this Option Agreement. On completion of vesting of the 50% undivided interest of the Optionee in the Properties, the Optionee may register or record any such conveyance in its name, and in the interim, either the optionee may register or record any such conveyance, this Option Agreement or notice of this Option Agreement against title to the Properties.

In the event that the Optionee permits this Option Agreement to lapse or terminate pursuant to paragraph 2.5 or any other provision hereof, the Optionee will release and, if applicable, retransfer the Properties to the Optionor at such time or times as such termination or lapse shall occur.

2.3 Exercise of Option. In order to maintain in force the working right and option granted to it, and to exercise the Option, the Optionee shall:

(a) incur Expenditures of not less than $200,000 in the aggregate on the Longtom Property at any time and from time to time from the date hereof to December 31, 1998 as may be determined, funded and undertaken by the Optionee;

and the Optionee shall make the following payments to the Optionor:

(b) $800,000 by the issuance of 4,000,000 common shares at a deemed value of $0.20 to be issued immediately, subject to the approval of the appropriate regulatory authorities; and

(c) payment of surveying costs, filing costs and camp maintenance for a total of $30.000.00.

2.4 Vesting of Interests. On making the Expenditures set out in subparagraph 2.3(a) and (b) within the time periods set out therein, subject to such extensions as may be allowed to the Optionee pursuant to the terms of this agreement, a 50% undivided interest in the Properties shall vest in the Optionee, subject to the terms and conditions hereof and save and except those claims abandoned by the Optionee in accordance with paragraph 3.4 hereof.

2.5 Lapse of Option. Upon failure of the Optionee to incur the expenditures and/or payments referred to in paragraph 2.3 within the time periods set out therein, subject to such extensions as may be allowed to the optionee pursuant to the terms of this agreement, this Option Agreement shall terminated and the Optionee shall have no rights to any interest whatsoever in the Properties or any part thereof.

2.6 All expenditures by the Optionee hereunder are subject to receipt of all necessary approvals from all competent regulatory bodies having authority over the parties or either them, including, without limitation, to the extent they have jurisdiction. The Alberta Stock Exchange, the Alberta Securities Commission and the Vancouver Stock Exchange, and the Superintendent of Brokers for British Columbia, and, without limiting the foregoing each such expenditure is subject to prior filing and acceptance of all engineering and other evaluative reports necessary to obtain approvals as aforesaid.

2.7 Conditions of Option Agreement.

(a) This Option Agreement is conditional upon the following:

   (i)the Optionee shall have obtained an opinion from counsel to the Optionor that:

     (A) the title to the Properties is registered, recorded or filed in the name of the Optionor or held in trust for the Optionor, free and clear of all encumbrances; and

     (B) the conveyance referred to in paragraph 2.2 is in proper form and duly executed and delivered; and

   (ii) the directors of the Optionee shall have approved by resolution the entering into of this Option Agreement;

   (iii) approval from the appropriate regulatory authorities; and

   (iv) approval of the majority of the minority of the shareholders of the Optionee of the option as the major transaction of the Optionee as set out in ASC Policy 4.11 and ASE Circular 7; and

   (v) satisfactory completion of due diligence by the Purchaser or its counsel or representative(s).

2.8 Termination of Option. This Option Agreement may be terminated by the Optionee at any time upon giving not less than thirty (30) days' notice to the Optionor; provided, however, that this Option Agreement may not be terminated prior to the First Anniversary Date hereof. On such termination the Optionee shall return the Properties (or such remaining parts which have not been abandoned in accordance with paragraph 3.4 hereof) to the Optionor with all claims in goods standing for a period of 1 year after termination.

3. OPTIONOR/ OPTIONEE CONDUCT

3.1 Maintenance of Property. The Optionor and the Optionee agree that, during the currency of the Option:

(a) the Optionee shall carry out sufficient assessment work to maintain the Properties in good standing; and

(b) the Optionor shall pay all taxes, assessments and other charges lawfully levied or assessed against the Property; and;

except for any part of the Property abandoned pursuant to paragraph 3.4 in respect of which all necessary assessment work, if any, shall be carried out at the option of the Optionor and all taxes and other charges will be paid by the Optionor. The Optionor shall transmit promptly to the Optionee any notices pertaining to the taxes, assessments, and other charges.

3.2 Working right. During the currency of this Option Agreement, the Optionee shall have the sole and exclusive working right as Operator to enter on and conduct the Mining Operations on the Properties as funded by the Optionee and otherwise determined by the Optionee. The Optionee shall have quiet and exclusive possession from the date of this Option Agreement and thereafter during the currency of the working rights and Option, with full power and authority to the Optionee, its servants, agents, workers or contractors, to carry on Mining Operations in searching for minerals, including the right to erect, bring and install on the Property all buildings, plant, machinery, equipment, tools, appliances or supplies as the Optionee shall deem necessary and the right to remove therefrom reasonable quantities of rocks, ores and minerals and to transport them for the purposes of sampling, metallurgical testing and assaying. All Mining Operations conducted by the Optionee shall be in accordance with good exploration, development and mining practice, and in compliance with all applicable legislation and shall include any rehabilitations, reclamation or other environmental, safety or protective measure required by legislation or by any regulatory authority to be carried out on the Properties as a result of the Mining Operations.

3.3 Optionor's Access to Mining Operations. The Optionee shall, from time to time during the currency of the Option Agreement, submit to Optionor on a timely and frequent basis copies of all reports, information and data, concerning the Mining Operations on the Property. The Optionor may, at its own risk and expense, enter on the Property from time to time examine the Mining Operations.

3.4 Abandonment. The Optionee ay at any time, during the currency of the Option, abandon any one or more of the claims which comprise the Property, provided that in the event of such abandonment, the Optionee shall rehabilitate, reclaim or implement any other environmental, safety or protective measure as required by legislation or by any regulatory authority as a result of the Mining Operations which had been undertaken by the Optionee in the claim or the claims so abandoned. The Optionee shall give the Optionor notice in writing of any abandonment. In the event that any of the claims comprising the Property are abandoned by the Optionee (including the termination of this Option Agreement without the Optionee having exercised the Option) the Optionee will release and, if applicable, retransfer such claims to the Optionor, which shall be in good standing for a period of at least ninety (90) days from the notice of abandonment.

3.5 Assessment Work. The Optionor shall in consultation with the Optionee file, in whole or in part, the assessment credits as may become available from Mining Operations conducted on the Property during the currency of the Option. In the event that the Optionee and Optionor do not agree on the assessment credits to be filed, the Optionee's decision shall, absent bad faith, prevail; provided, however, that any and all such filings must be acceptable to the Ministry of Natural Resources as assessment credits.

3.6 Indemnity. The Optionee shall indemnify and save the Optionor harmless from and against all losses, liabilities, claims, demands, damages, expenses, suits, injury or death in any way referrable to Mining Operations conducted by the Optionee, including any liability resulting from the non-performance of any rehabilitation, reclamation or other environmental, safety or protective measure required by legislation or by any regulatory authority to be carried out on the Property as a result of the Mining Operations undertaken by the Optionee; provided, that the Optionor shall not be indemnified for any loss, liability, claim, demand, damage, expense, injury or death resulting from the negligence or wilful misconduct of the Optionor or its employees, agents or contractors. The Optionee shall pay or cause to be paid all workers and wage earners employed by it or its contractors on the Property and all materials purchased in connection with it.

4. OPTION TO ACQUIRE REMAINING INTERESTS

4.1 Option. After 18 months from the date of this Agreement, the Optionor shall, subject to all necessary corporate and regulatory approvals, have the right to acquire the Optionor's remaining interest in the properties after giving effect to the provisions in Section 2.2 herein.

4.2 Consideration for Option. As consideration for the remaining interests held by the Optionor, the Optionee shall pay a total of $315,000.00 to the Optionor. The consideration shall be payable 50% in cash and subject to regulatory approval, 50% in shares of the Optionee at market price or with allowable discounts.

5. NET SMELTER ROYALTY

5.1. Entitlement of Optionor. Upon the Optionee having earned a 50% undivided interest in the Properties as described in subparagraph 2.2 hereof, the Optionor shall be deemed to have reserved for the Optionor a 2% Net Smelter Royalty on the Property (other that those claims abandoned by the Optionee in accordance with paragraph 3.4 hereof).

6. GENERAL

6.1 Assignment of interest.

(a) The Optionee shall have the right to sell, transfer or assign this Option Agreement or its right or beneficial interest in the Property in whole or in part without the consent of the Optionor, provided that such purchaser, transferee or assign agrees to be bound by this Option Agreement in the place and stead of the Optionee.

(b) The Optionee shall have the right to assign in whole or in part at any time and from time to time its right to be the operator of the Property.

6.2 Encumbrances. During the currency of this Option Agreement, the Optionor shall not pledge, mortgage, charge or otherwise encumber its legal or beneficial interest in the Property or its rights under this Option Agreement.

6.3 Further assurances. The parities shall, without further consideration, from time to time execute and deliver further instruments and assurances as may be reasonably required for registering or recording changes in ownership interests in the Property.

6.4 Limitation of obligations of Optionee. It is understood and agreed that:

(a) nothing contained in this Option Agreement, nor any payment made, Mining Operations conducted or Expenditure incurred by the Optionee on or in connection with the Property or part of it, nor the doing of any act or thing by the Optionee under the terms of this Option Agreement shall obligate the Optionee to do anything else under this Option Agreement other than to make any payment and incur any Expenditure to the extent that the Optionee may have expressly undertaken to do so pursuant to the terms of this Option Agreement; and

(b) in the event that the Optionee abandons the working right and option granted to it under paragraph 2.2 or abandons all or part of the Property pursuant to paragraphs 3.4, the liabilities and obligations of the Optionee, save and except those liabilities and obligations imposed as a result of the Mining Operations by legislation or by any regulatory authority with respect to the rehabilitation, reclamation or implementation of any other environmental, safety or protective measure on all or part of the Property so abandoned, shall cease with respect to the Property or the part of it so abandoned and the Optionee shall release or, if necessary, reconvey to the Optionor the Property or part of it so abandoned, which release or reconveyance shall be accepted by the Optionor.

6.5 Equipment. In the event that the Optionee abandons the working right and option granted to it under paragraph 2.2, all buildings, plant, equipment, machinery, tools, appliances and supplies which the Optionee may have brought on the Property, either before or during the period of the working right and option, may be removed by the Optionee at any time not later than six months after the abandonment of the working right an option. Any buildings, plant, equipment, machinery, tools, appliance and supplies left on the Property during the six-month period, shall become the property of the Optionor. During the currency of the Option, the Optionee shall not remove from the Property any of its buildings, plant, equipment, machinery, tools, appliances and supplies.

6.6 No Area of Interest. At any time during the subsistence of this Option Agreement, none of the parties hereto shall be precluded from staking or carrying out any Mining Operations (as that term is defined in respect of the Property) for their own exclusive benefit on or in respect of any mining claim, license, lease, grant, concession, permit, patent or other material property located contiguous to or in the general vicinity of the Property or elsewhere.

6.7 Information. If the Optionee abandons the working right and option granted to it under paragraph 2.2, the Optionee shall on request provide the Optionor with a copy of all non-interpretative reports, maps, plans, drill logs and surveys of all work pertaining to the Property which are in the possession or control of the Optionee, provided that the Optionee does not warrant the accuracy of those reports, maps, plans, drill logs and surveys and shall not be liable for any inaccuracies contained in them.

6.8 Time. Time shall be of the essence of this Option Agreement and of every part of it and no extension or variation of this Option Agreement shall operate as a waiver of this provision.

6.9 Confidentiality of information. There shall be no public release by the Optionor or Optionee of any information concerning Mining Operations on the Property without the prior written consent of the other of them (such consent not be unreasonably withheld or delayed) unless the disclosure of such information is required by a lawful authority or regulatory body having jurisdiction.

6.10 Entire agreement. With respect to the subject-matter of this Option Agreement, the Option Agreement:

(a) sets forth entire agreement between the parties and any persons who have in the past or who are representing either of the parties;

(b) supersedes all prior understandings and communications between the parties or any of them, oral or written, and

(c) constitutes the entire agreement between the parties.

Each party acknowledges that this Option Agreement is entered into after full investigation and that no party is relying on any statement or representation made by any other party which is not embodied in this Option Agreement. Each party acknowledges that is shall have no right to rely on any amendment, promise, modification, statement or representation made or occurring subsequent to the execution of this Option Agreement unless same is writing and executed by each of the parties.

6.11 Notices. All payments and communications which may be or are required to be given by either party to the other shall (in the absence of any specific provision to the contrary) be in writing and delivered, telecopied or sent by prepaid registered mail to the parties, at their following respective addresses and telecopier numbers:

Optionee:

Alberta Star Mining Corp.

3348 Boulton Road NW

Calgary, Alberta

Attention: Michael W. Hanna

Optionor:

Mongolia Gold Resources Ltd.

Suite 1407 - 675 West Hastings Street

Vancouver, BC

V6B 1N2

Attention: Dave R. Webb

and if any payment or communication is sent by prepaid registration mail, it shall, subject to the following sentence, be conclusively deemed to have been received on the third business day following the mailing of it and, if delivered or telecopied, it shall be conclusively deemed to have been received at the time of delivery or transmission. Notwithstanding the foregoing provisions with respect to mailing, in the event that it may be reasonably anticipated that, due to any strike, lock-out or similar event involving an interruption in postal service, any payment or communication will not be received by the addressee by no later that the third business day following the mailing thereof, then the mailing of any payment or communication as herebefore mentioned shall be effective only upon actual receipt by the addressee. Either party may from time to time change its address by notice to the other in accordance with this paragraph.

6.12 Benefit of successors. This Option Agreement shall enure to the benefit of and be binding on the parties and their respective successors and permitted assigns.

IN WITNESS WHEREOF the parties have signed and sealed this agreement.

ALBERTA STAR MINING CORP.

Per: /s/

Michael W.Hanna, President

MONGOLIA GOLD RESOURCES LTD.

Per: /s/

Dave R. Webb, President

Appendix A Claim Schedule Longtom Project

Tag Number	Claim Name	Owner	NTS	Acres	Hectares	Recording Date	Anniversary Date
F15115	DAMP I	CEGBE	086-F-04	826.40	334.44	21/07/1988	21/07/1998
F59401	WET 1	TEED, TREVOR	086-F-04	929.70	376.24	07/03/1996	07/03/1998
F59402	WET 2	TEED, TREVOR	086-F-04	1,704.45	189.79	07/03/1996	07/03/1998
F59403	WET 3	TEED, TREVOR	086-F-04	2,324.25	940.62	07/03/1996	07/03/1998
F59404	WET 4	TEED, TREVOR	086-F-04	1,291.25	522.56	07/03/1996	07/03/1998
F59405	WET 5	TEED, TREVOR	086-F-04	2,479.20	1,003.33	07/03/1996	07/03/1998
F59406	WET 6	TEED, TREVOR	086-F-04	2,479 20	1,003.33	07/03/1996	07/03/1998
F59422	DEV 1	TEED, TREVOR	086-F-04	2,530.85	1,024.23	07/03/1996	07/03/1998
F48179	DEV 2	TEED, TREVOR	086-F-04	2,530.95	1,024.23	07/03/1996	07/03/1998
F48139	DEV 3	TEED, TREVOR	086-F-04	2,479.20	1,033.33	07/03/1996	07/03/1998
F54531	ASPY 1	DUPRAS (SR), ANDY G.	086-F-04	2,479.20	1,033.33	20/09/1996	20/19/1996
F54532	ASPY 2	DUPRAS (SR), ANDY G.	086-F-04	2,324.25	940.62	20/09/1996	20/19/1996
F54533	ASPY 3	DUPRAS (SR), ANDY G.	086-F-04	2,543.85	1,029.49	20/09/1996	20/09/1996
F54534	ASPY 4	DUPRAS (SR), ANDY G.	086-F-04	2,324.25	940.62	20/09/1996	20/09/1996
F59416	MAG 1	TEED, TREVOR	086-F-04	2,582.50	1,045.13	07/03/1996	07/03/1998
F59417	MAG 2	TEED, TREVOR	086-F-04	2,582.50	1,045.13	07/03/1996	07/03/1998
F59377	MAG 3	TEED, TREVOR	086-F-04	2,582.50	1,045.13	07/03/1996	07/03/1998

TRUST ARRANGEMENT

THE FOLLOWING MINERAL CLAIMS

IN THE NORTH MINING DISTRICT OF THE NORTHWEST TERRITORIES

ARE HELD IN TRUST BY TREVOR TEED FOR MONGOLIA GOLD RESOURCES

CLAIM NAME	TAG #	ACRES	NTS
WET 1	F59401	929.70	086-F-4
WET 2	F59402	1,704.45	086-F-4
WET 3	F59403	2,324.25	086-F-4
WET 4	F59404	1,291.25	086-F-4
WET 5	F59405	2,479.20	086-F-4
WET 6	F59406	2,479.20	086-F-4
DEV 1	F59422	2,530.85	086-F-4
DEV 2	F48179	2,530.85	086-F-4
DEV 3	F48139	2,479.20	086-F-4
MAG 1	F59416	2,582.50	086-F-4
MAG 2	F59417	2,582.50	086-F-4
MAG 3	F59377	2,582.50	086-F-4
MAR 1	F54441	1,549.50	086-F-4
MAR 2	F54442	2,479.20	086-F-4
MAR 3	F54443	2,479.20	086-F-4
MAR 4	F54444	1,446.20	086-F-4
MAR 5	F54445	2,582.50	086-F-4
MAR 6	F54446	2,479.20	086-F-4
MAR 7	F54447	2,479.20	086-F-4
MAR 8	F54448	2,582.30	086-F-4
MAR 9	F54449	1,549.50	086-F-4
MAR 10	F54450	2,479.20	086-F-4

I HOLD THESE MINERAL CLAIMS

IN TRUST FOR MONGOLIA GOLD

RESOURCES

WITNESS

/s/ LANE DEWAR

/s/ TREVOR TEED

December 1, 1997

TRUST ARRANGEMENT

THE FOLLOWING MINERAL CLAIMS

IN THE NORTH MINING DISTRICT OF THE NORTHWEST TERRITORIES

ARE HELD IN TRUST BY ANDY DUPRAS FOR MONGOLIA GOLD RESOURCES

CLAIM NAME	TAG#	ACRES	NTS
ASPY 1	F54531	2,479.20	086-F-4
ASPY 2	F54532	2,324.25	086-F-4
ASPY 3	F54533	2,543.85	086-F-4
ASPY 4	F54534	2,324.25	086-F-4
MAR 11	F54540	826.40	086-K-4
MAR 12	F54539	619.80	086-K-4

I HOLD THESE MINERAL CLAIMS

IN TRUST FOR MONGOLIA GOLD

RESOURCES

WITNESS

/s/ LANE DEWAR

/s/ ANDY DUPRAS

December 1, 1997

CERTIFICATE

To: Alberta Star Mining Corp, (the "Optionee")

Re: Section 2.1 of the option agreement dated February 12, 1998 between the Optionee and Mongolia Gold Resources Ltd. (the "Option Agreement")

The representations and warranties made by the undersigned and relating to the undersigned in and pursuant to the Option Agreement, as set forth in section 2.1 of the Option Agreement, are true and correct as of the date hereof.

The undersigned acknowledge that delivery of this certificate does not in any way act as a waiver of the covenants, representations, and warranties made by the undersigned in the Option Agreement.

Dated effective March 23, 1998.

Mongolia Gold Resources Ltd.

Per: /s/

ALBERTA STAR DEVELOPMENT CORP.

200 - 675 West Hastings Street

Vancouver, British Columbia V6B 1N2

Telephone: (604) 681-3131

Facsimile: (604) 801-5499

November 14, 2002

Tyhee Development Corp.

401- 675 West Hastings Street

Vancouver, British Columbia

V6B 1N2

Attention; Dr. D.R., Webb, President

Dear Sirs:

Re: Longtom Property, Northwest Territories

We confirm the following:

A. Pursuant to an Option Agreement dated February 12, 1998 (the "Option Agreement"), Alberta Star Development Corp. ("Alberta Star") has earned an undivided 50% interest in and to the Longtom Property (as defined in the Option Agreement) (the "Property"); and

B. Tyhee Development Corp. ("Tyhee") is the beneficial owner of the remaining undivided 50% interest in and to the Property, which is held in trust for Tyhee by Dr. Dave Webb, the registered owner of Tyhee's interest in the claims comprising the Property.

Further to our recent discussions concerning Alberta Star's acquisition of Tyhee's 50% undivided interest in the Property, we confirm our agreement as follows:

1. In this Agreement

(a) "Expenditures" mean exploration expenditures that Alberta Star, its joint venture partners or any optionees incur on the Property, commencing on the date of this Agreement, that qualify as Canadian Exploration Expense as defined in the Canada Income Tax Act;

(b) "Notice Date" means the earlier of:

   (i) the date that Alberta Star advises Tyhee in writing that it will complete the purchase of Tyhee's 50% interest in the Property; and

   (ii) the date that Alberta Star has incurred Expenditures on the Property totaling $5,000,000,

2. Upon the execution of this Agreement, Tyhee shall cause Dr, Dave Webb to transfer its undivided 50% interest in the Property to Alberta Star. In consideration of this transfer, Alberta Star agrees to pay $315,000 (the "Purchase Price") to Tyhee within 90 days of the Notice Date.

3. Alberta Star shall have no obligation to pay the Purchase Price to Tyhee unless the Notice Date is triggered. If Alberta Star abandons its interest in the Property, it shall have no obligation to pay the Purchase Price to Tyhee, provided that Alberta Star transfers to Tyhee a 50% interest in the Property, subject to the 2% net smelter returns royalty described in the Option Agreement (the "Royalty"), should Tyhee request such transfer upon receiving notice of the proposed abandonment. Any Property returned to Tyhee pursuant to this request shall be in good standing for a minimum of one year from the date Alberta Star notifies Tyhee of abandonment.

4. Alberta Star's 100% interest in the Property shall be subject to the Royalty. Tyhee agrees to assist Alberta Star in attempting to secure a purchase of this Royalty from its current owner.

5. Alberta Star may, at its option, pay the Purchase Price either:

(a) in cash; or

 (b) 50% in cash and 50% in common shares in the capital of Alberta Star. The deemed price of Alberta Star's common shares shall be the average TSX Venture Exchange closing market price of Alberta Star's common shares on the five trading days immediately preceding and the five trading days immediately following the Notice Date.

6. Upon execution of this Agreement, Alberta Star shall have the right to enter into a joint venture or option agreement with a third party, which joint venture or option may include a disposition of Tyhee's former interest in the Property, provided that such interest is subject to the Royalty. This interest must be confirmed in writing to Tyhee prior to being effective.

7. Except as amended by this Agreement, all other terms and conditions of the February 12, 1998 Option Agreement shall remain in effect and in force and shall survive the sale of Tyhee's interest (this includes continuing escrow releases, notices, maintenance of the property, indemnities etc.)

8. This Agreement shall be subject to TSX Venture Exchange acceptance for filing.

9. Alberta Star acknowledges that it does not possess any undisclosed material facts pertaining to the Longtom Property as of the date of this Agreement.

Please acknowledge your acceptance of the terms of this Agreement by signing below and returning a duly executed copy of this letter to us, whereupon there will be a binding agreement between us.

Yours truly,

ALBERTA STAR DEVELOPMENT CORP.

PER: /s/ Tim Coupland

Authorized Signatory

AGREED AND ACCEPTED this 14th day of

November, 2002 by:

TYHEE DEVELOPMENT CORP.

PER: /s/

Authorized Signatory

TSX Venture Exchange

February 14, 2003

VIA FAX ONLY: (604) 681-7622

Gregory S. Yanke Law Corporation

200-675 West Hastings Street

Vancouver, British Columbia V6B 1N2

Attention: Greg Yanke

Dear Mr. Yanke:

Re: Alberta Star Development Corp. (the "Company") - Submission #79509

Notice of Proposed Reviewable Acquisition

This letter supersedes our letter dated February 12, 2003.

Further to your letter dated February 6, 2003, Mr. Tim Coupland's email dated February 13, 2003, and supporting documentation, we wish to advise we have accepted for filing documentation pursuant to the Option Agreement dated November 14, 2002 between the Company and Tyhee Development Corp. ("Tyhee") whereby Tyhee has agreed to grant the Company an option (the "Option") to acquire a 50% interest in the Longtom Property, located about 350 kilometres north-northwest of Yellowknife, Northwest Territories, Canada, for $315,000. The Company has the right to Joint Venture the entire 100% Interest in the Longtom Property to third parties prior to the exercise of the Option. The Longtom Property is registered 100% in the name of the Company, and the Option, is subject to a one-time Option payment of $315,000. The Company may exercise the Option at any time. The Company is compelled to exercise the Option within 90 days from the date it has incurred $5,000,000 in exploration expenditures on the Longtom Property. At the Company's option, it may pay half of the purchase price of Tyhee's interest in shares. The deemed price of the Company's common shares would be the average TSX Venture Exchange (the "Exchange") closing market price of its shares on the five trading days immediately proceeding and the five trading days immediately following the date that the option exercise is triggered.

Please be advised we will require the Company to inform the Exchange of the number of shares issued, if any, upon the exercise of the Option.

Should you have any questions, please contact the undersigned.

Yours truly,

TSX Venture Exchange Inc.

/s/

Kaan Camlioglu

Analyst, Corporate Finance